Press Release
CONTACT:
Barbara M. Conley
Senior Vice President and General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

First Business Names David Seiler to Serve as Chief Operating Officer of the $1.7 Billion Bank Holding Company
MADISON, WI - April 8, 2016 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (“First Business”) (NASDAQ: FBIZ), today announced the appointment of David R. Seiler as Chief Operating Officer, effective on or about April 18, 2016.

Seiler brings to First Business nearly 25 years of financial services experience with leading commercial banking firms in Milwaukee, Wisconsin. Most recently, he served as Managing Director of the Correspondent Banking Division of BMO Harris Bank.
“Dave’s deep banking experience and expertise are an ideal fit for the new Chief Operating Officer role at First Business, and he will provide valuable leadership which became necessary due to our growth and expansion across business lines and geographies,” said Corey Chambas, President and Chief Executive Officer. “Dave has established an impressive track record of successful leadership in credit administration, relationship management, treasury management, commercial real estate lending, and correspondent banking. Dave has managed teams with offices not only in Wisconsin, but also in the Minnesota, St. Louis, and Kansas City markets. We are thrilled to have him join our growing organization.”
Seiler received a bachelor's degree in Marketing and Business Administration and a master’s degree in Real Estate Appraisal and Investment Analysis from the University of Wisconsin - Madison.
About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
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